Delisting Determination, The Nasdaq Stock Market, LLC, April 25, 2024, Bit Brother Limited.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Bit Brother Limited, effective at the opening of the trading session on May 6, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on November 10, 2023. The Company requested a hearing on November 17, 2023.
On January 30, 2024, the Company received an additional delist determination pursuant to Listing Rule 5101. Also, on January 30, the Company deficiency under Rule 5550(a)(2) was declared moot.
On March 5, 2024, upon review of the information provided by the Company, the Panel determined to deny the Company request to remain listed on the Exchange.
The Company securities were suspended on March 7, 2024.
The Company did not appeal the amended Decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on April 19, 2024.